UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2024

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2024, Avalo Therapeutics, Inc. (the “Company”) announced the appointment of Mittie Doyle, M.D., FACR, as Chief Medical Officer, effective July 15, 2024.

Mittie Doyle, M.D., FACR – Chief Medical Officer

Dr. Doyle, 59 years old, is a proven research physician who has held numerous leadership roles in clinical development and brings over 20 years of experience in the pharmaceutical/biotech industry. She most recently served as Chief Medical Officer at Aro Biotherapeutics, a biotechnology company specializing in tissue-targeted genetic medicines, from September 2021 to July 2024. Prior to that, she served as Vice President, Global Therapeutic Area Head, Immunology at CSL Behring, a global biotech company, from October 2017 to October 2021. Prior to her time at CSL Behring, Dr. Doyle held senior level roles as Vice President, Global Development Lead at Shire Pharmaceuticals (August 2016 to October 2017), Vice President, Clinical Research, Flexion Therapeutics (April 2015 to August 2016) and Senior Medical Director at Alexion Pharmaceuticals (June 2012 to April 20215). Dr. Doyle currently serves on the Board of Directors of Santa Ana Bio. She also served on the Board of Directors of DICE Therapeutics (“DICE”), a former public company, from March 2022 until DICE was acquired by Eli Lilly and Company in August 2023. During her career, Dr. Doyle has advanced assets across a broad range of immune-mediated and orphan diseases and has led teams with responsibilities for design and execution of first-in-human through Phase 2 and 3 trials, resulting in several global regulatory approvals. Dr. Doyle received her B.A. magna cum laude from Princeton University in Romance Languages and her M.D. cum laude from Yale Medical School. She completed her postdoctoral training at Harvard Medical School including residency in Internal Medicine at Massachusetts General Hospital and clinical/research fellowship in Rheumatology and Immunology at Brigham and Women’s Hospital.

In connection with Dr. Doyle’s appointment as Chief Medical Officer, the Company and Dr. Doyle entered into an employment agreement dated June 1, 2024 (the “Doyle Employment Agreement”). Pursuant to the Doyle Employment Agreement, the Company has agreed to provide Dr. Doyle with (i) a base salary of $500,000 and (ii) a discretionary annual bonus with a target amount of up to 40% of her base salary, which may be paid in cash or, if mutually agreed by the Company and Dr. Doyle, immediately vested equity. As an inducement to entering into the Doyle Employment Agreement, Dr. Doyle also was granted on July 15, 2024 a stock option to purchase 234,000 shares of the Company’s common stock, vesting over four years, with the first 25% vesting on the first anniversary of the grant date and the remainder vesting in monthly installments over the following three years, subject to Dr. Doyle’s continued employment with the Company on each applicable vesting date.

In the event Dr. Doyle’s employment is terminated by the Company without Cause or by Dr. Doyle for Good Reason (as each term is defined in the Doyle Employment Agreement), Dr. Doyle will be entitled to: (i) her accrued salary and benefits through the date of termination, (ii) if not yet paid, her earned but unpaid bonus for the prior year, based on the achievement of Company goals as determined by the Compensation Committee, (iii) nine months of her then-current monthly base salary (extended to 12 months if Dr. Doyle’s termination occurs within six months following a Change in Control, as defined in the Doyle Employment Agreement), (iv) her prorated bonus for the fiscal year in which such termination occurs, based on the achievement of Company goals as determined by the Compensation Committee (increased to 100% of her bonus if Dr. Doyle’s termination occurs withing six months following a Change in Control), (v) full vesting of her outstanding options and six months in which to exercise the options, and (vi) up to 12 months of COBRA premium payments. All of Dr. Doyle’s severance benefits are subject to her execution of a release of claims and her continued compliance with certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants, invention assignment provisions, and 12-month post-employment non-competition and non-solicitation covenants.

Dr. Doyle does not have any familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Dr. Doyle had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K and there is no arrangement or understanding between Dr. Doyle and any other person pursuant to which she was selected to serve as Chief Medical Officer.

The foregoing summary of the material terms of the Doyle Employment Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01    Other Events.

On July 16, 2024, the Company issued a press release announcing the appointment of Dr. Doyle as Chief Medical Officer, effective July 15, 2024. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated June 1, 2024, by and between Avalo Therapeutics, Inc. and Mittie Doyle.

99.1	Press Release dated July 16, 2024.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: July 16, 2024	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

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